Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-123487) of Prestige Brands Holdings, Inc. of our report dated May 19, 2014 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10K.

/S/ PricewaterhouseCoopers LLP

Denver, Colorado
May 19, 2014